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                                                                    EXHIBIT 10.1


                    CONFORMED CONSOLIDATED LETTER OF INTENT


     This Conformed Consolidated Letter of Intent ("CONSOLIDATED LOI") is effective the 10th day of September 2001 and is a compilation and consolidation of the previously signed and binding agreed to terms and conditions of the Letter of Intent dated the 7th day of September, 2001 by and among Murchison Media Group, a Nevada corporation ("MMG") and Team Communications Group, Inc., a California corporation ("Team" and/or the "Company") (the "September 7th LOI") as amended by the First and Final Amendment to Letter of Intent to the September 7th LOI dated September 10th 2001 (the "September 10th FFALOI") and the Supplement to the First and Final Amendment dated September 10th 2001 (the "September 10th Supplement"). The September 7th LOI, the September 10th FFALOI, and the September 10th Supplement are hereinafter collective referred to as the "3 Original Agreements" (all such 3 Original Agreements are attached hereto as Exhibits "C", "D", and "E").

     The parties hereto, and each of them, herein acknowledge and agree that this CONSOLIDATED LOI has been created for the sole purpose of attempting to streamline the writings setting forth the terms and conditions of the 3 Original Agreements and is in no way whatsoever intended to modify or alter any of the previously signed and binding agreed to terms and conditions of said 3 Original Agreements. If for any reason a conflict should arise between the terms and conditions of this CONSOLIDATED LOI and/or any of the 3 Original Agreements, the terms and conditions of the 3 Original Agreements shall prevail, survive, and be forever binding.

     It is the intent of MMG to invest sufficient new capital in Team to initially stabilize its operations and secure its continuing status as a NASDAQ National Market System listed company and to subsequently provide the Company with additional capital to effectively stimulate the growth of the Company's revenues and profitability. It is also the intent of MMG to immediately assume control and management of the Team Board of Directors and the day-to-day operations of the business of the Company.

The following are the terms and conditions by which MMG would proceed to make such an initial and subsequent investment(s) in the Company:

1. As further defined herein below, the Company agrees to use its best efforts to maintain its NASDAQ National Market System stock listing, and, subject to such NASDAQ National Market System stock listing being maintained, on or before September 15, 2001, and subject to the specific terms and conditions herein below, MMG agrees to purchase the first Five Hundred Thousand Dollars ($500,000) of a newly authorized issuance of up to Five Million Dollars ($5,000,000) of 10% Convertible Preferred Collateralized Notes ("Notes"). Such Notes shall be offered and available for purchase only to MMG or its nominee(s). MMG acknowledges that Team can not unilaterally guarantee the continued listing of its stock by the NASDAQ National Market System. However, Team does agree that it must and will utilize its best efforts to maintain its NASDAQ National Market System stock listing. Notwithstanding the foregoing, Team (including its officers, Directors, management, legal counsel, and each of them) specifically represent and warrant to MMG herein that neither it (or they), whether collectively or singularly, shall take any action (including operational, corporate, financial, or otherwise) nor make any disclosure of any nature which would have an adverse effect on such NASDAQ stock listing. Further, Team (including its officers, Directors, management, legal counsel, and each of them) will not under any circumstances whatsoever contact (whether by writing, telephone, facsimile, electronic mail, or by use of an independent third party) any representative(s) of NASDAQ (including any of its affiliates) without the express prior written approval of MMG. Further

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   Team herein agrees that any and all actions of Team, its officers, Directors, management, and legal counsel must and will continue to meet the requirements of the Letter Agreements by and among Team and NASDAQ (or any NASDAQ affiliates) as prepared and forwarded on behalf of Team by the law firm of Greenberg & Traurig.

2. MMG shall purchase the first Five Hundred Thousand Dollar ($500,000) increment of such newly authorized Notes on or before September 15, 2001. These first $500,000 of Notes to be purchased by MMG shall be referred to hereinafter as the "Initial Investment". MMG agrees that on or before September 13, 2001 MMG will make an emergency cash advance(s) (the "Emergency Investment") to Team as requested by Team and as approved by MMG on Schedule "A") hereto in MMG's sole and absolute discretion. In no event shall such Emergency Investment exceed One Hundred Thousand Dollars ($100,000). Any such Emergency Investment made by MMG shall be evidenced and secured by a short-form (the form to be as previously agreed to by MMG) of the 10% Convertible Preferred Collateralized Notes as referred to and defined in the September 7th LOI. Furthermore, the funding of such Emergency Investment by MMG shall constitute and be deemed herein to be an "Initial Investment" as defined and pursuant to Paragraph 2 of the September 7th LOI, and accordingly, except as modified or amended in the September 10th FFALOI, all of the provisions of Paragraphs 1 through 18 of the September 7th LOI, including, but not limited to, Paragraphs 10, 11, 13, and 15 regarding the composition of the Team Board of Directors, the confidentiality of this transaction, the "Standstill Period", and the assumption of day-to-day management by MMG, shall immediately become in full force and effect.


3. All Notes initially and subsequently issued to MMG shall be for a term of three (3) years ("Term"). All Notes shall bear an annual interest rate of ten-percent (10%) payable quarterly either in cash or in kind at the sole option of MMG. All Notes shall be convertible at the sole option of MMG to a new class of registered Team preferred voting stock ("Preferred Stock") to be authorized by the current Board of Directors of the Company simultaneously with the issuance of the Note.

4. The terms and conditions of the Notes and the Preferred Stock shall be more specifically defined in a Definitive Convertible Note Purchase Agreement to be executed by both MMG and Team prior to MMG making the Initial Investment.

5. At any time prior to June 30, 2002, MMG will have the sole right, but not the obligation, to purchase additional Notes so long as such Notes are issued in minimum increments of One Hundred Thousand Dollars ($100,000) each and the aggregate purchase of all such additional Notes shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000).

6. Team represents and warrants to MMG that the written schedule (the "Debt Schedule") annexed hereto as Schedule "B" is a complete list of all debts, liens, leases, and/or other encumbrances of any kind secured by any or all of the assets of Team (collectively, the "Secured Encumbrances") as of and through September 10, 2001, including any and all liens, levies, encumbrances, or other security interests or claims of any kind made or imposed upon the existing Team film and television library.

7. MMG shall have the right, but not the obligation, to convert any or all of the Notes to a new class of Preferred Stock (to be defined in a Definitive Preferred Stock Purchase Agreement) to be authorized and approved by the shareholders of Team at a Special Team Shareholders' Meeting to be built on or before December 15, 2001 or as soon as possible thereafter.


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 8.  Under the terms of each Definitive Preferred Stock Purchase Agreement, each share of newly issued Preferred Stock shall have a per share ownership interest equal to each share of Team's common stock. That is, each share of Preferred stock shall have the identical ownership interests in Team as does each share of common stock. However, in addition to equal ownership rights, each share of Preferred Stock shall have a defined liquidation preference and the equivalent of five (5) votes for each share of common stock.

9. At any time during the Term of the Notes, MMG shall have the right, but not the obligation, to convert the principal and compounded accrued interest (if any) of any or all of the Notes to Preferred Stock. At the option of MMG, the Notes shall be convertible to Preferred Stock at a purchase price per share equal to the lower of eighty percent (80%) of the price of Team's common stock as of the close of the NASDAQ business day as of September 10, 2001 or at a purchase price of Twenty-five Cents ($0.25) per share. Team and MMG acknowledge and agree that as of the end of the NASDAQ business day on September 10, 2001 the Team common stock closed at Twenty-one Cents ($0.21) per share.

10. Simultaneous with MMG making the Emergency Investment, MMG shall select three (3) of the current Directors of the Team Board of Directors who shall immediately resign and the remaining Director shall immediately appoint not less than three (3) new Directors as nominated by MMG. Upon the resignation of each current Director, each such resigning Director shall be issued one hundred thousand (100,000) shares of Team common stock in recognition of their respective services to the Company.

11. Simultaneous with MMG making the Emergency, MMG shall be authorized by the Board of Directors to assume the day-to-day management of the business of the Company. Such day-to-day business shall include, but not be limited to, the overall direction and control of all financial, legal, sales, marketing, production, distribution, licensing, operational, administrative, and regulatory efforts (including those involving maintaining the Company's NASDAQ stock listing), the hiring and firing of all personnel, the supervision of all legal affairs of the Company, and the negotiation and restructuring of all commitments, pledges, litigation, guarantees, financing(s), debts and any other obligations of the Company.

12. Subsequent to the Emergency Investment, MMG shall cause the Company to schedule and prepare a Proxy Statement for a Special Shareholders' Meeting to be held by the Company as soon as possible, but in no event later than January 31, 2002. MMG reserves the right at its sole discretion to extend such date.

13. The terms and conditions of the 3 Original Documents and this CONSOLIDATED LOI are at all times confidential. Upon the acceptance of this CONSOLIDATED LOI by the Team Board of Director, the Board of Directors herein represents and warrants to MMG that neither Team, its Directors, officers, employees, agents, representatives, legal counsel(s), or any other advisor(s) shall reveal the terms of this CONSOLIDATED LOI or even the existence of this CONSOLIDATED LOI, nor shall any of them, individually or collectively, issue or cause the issuance of any press release, public announcements, or publication of the transaction proposed herein (except for that information needed to satisfy SEC and/or NASDAQ regulatory issues) without the express written permission of MMG. Such express written permission by MMG shall only be granted in advance and at the sole and absolute discretion of MMG.

14. Team agrees to reimburse MMG for all of its costs and expenses related to the transaction(s) completed herein, including, but not limited to, any and all costs and expenses related to the


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     Emergency Investment and the Initial Investment, as well as all of MMG's due diligence expenses, legal and accounting costs, the costs related to any SEC and NASDAQ negotiations and filings, and all costs related to securing MMG's collateral, including any state, federal, and copyright research, filings and/or registration expenses. However, MMG agrees that the reimbursement to MMG of all such costs and expenses as it relates to the transaction(s) shall only be reimbursed to MMG from any MMG subsequent investment in Team and will not be made by Team to MMG from the proceeds of either the Emergency Investment or the Initial Investment.

15. During the period from September 10, 2001 until the date the Emergency Investment is made by MMG, Team agrees that such period of time shall become a "Standstill Period". During such Standstill Period, Team agrees it will not under any circumstances whatsoever seek or obtain any financing of any kind from any source except MMG. Team also agrees that during such Standstill Period that it will not seek, solicit, and/or issue any new Team securities or indebtedness, nor shall Team hypothecate, pledge, or otherwise encumber any of its assets, nor shall it renegotiate existing contracts or enter into any new contracts, nor shall it enter into or agree to any legal compromises or settlements, nor shall Team assign any of its assets, including any pending or future revenue payments to any third party. MMG reserves the right to either suspend or waive any such restriction(s) imposed on Team during such Standstill Period, but only in its sole and absolute discretion.

16. In the event that Team and MMG have not executed both the Definitive Convertible Note Purchase Agreement and the Definitive Preferred Stock Purchase Agreement as provided herein in the September 7th LOI on or before September 15, 2001 ("Termination Date"), MMG has the right, at its sole and absolute discretion, to either terminate the 3 Original Agreements and this CONSOLIDATED LOI or extend the Termination Date. In addition, if the Definitive Preferred Stock Purchase Agreement is not delivered and executed by Team and the full $500,000 Initial Investment (including the Emergency Investment) has not been funded by September 21, 2001, Team may in its sole discretion, terminate the 3 Original Agreements and the CONSOLIDATED LOI. If the 3 Original Agreements and this CONSOLIDATED LOI are subsequently terminated by MMG or Team as defined herein, all of the terms and conditions of this CONSOLIDATED LOI except for Paragraphs 13 and 14 herein shall become null and void and shall be of no further force and effect on MMG and Team. In the event of such termination by Team, MMG shall only have the rights of a creditor of Team to the extent defined in its short-term convertible promissory note evidencing such Emergency Investment.

17. The parties acknowledge that the 3 Original Agreements were agreed to and accepted in writing by both MMG and the Team Board of Directors prior to 5:00 PM, Monday, September 10, 2001.

18. Each of the undersigned parties below warrants and represents that each of their respective signatures below has been given with the full authority of the entity on whose behalf they are purported to sign, and that their respective signatures constitute acceptance by each such entity of all of the terms and conditions of this Letter of Intent. Further, each signor of this CONSOLIDATED LOI represents and warrants that the other party may rely upon such signature as a valid representation that such signor has the full authority of his respective Board of Directors to execute and bind his respective entity to this CONSOLIDATED LOI.

19. In addition and furthermore to the above, MMG acknowledges and reiterates that two of its prime objectives in entering into the transaction as contemplated in the September 7th LOI and the September 10th FFALOI is to maintain the NASDAQ National Market System stock listing status of Team's common stock and to attempt to maintain the independent financial status of the

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     Company. In that regard, and except as otherwise limited as discussed herein below, MMG represents to Team that, as of September 10, 2001, or has no present intention to initiate or seek the production of any bankruptcy proceedings on behalf of the Company.

20. Notwithstanding the foregoing, both Team and MMG acknowledge herein that neither Team nor MMG can control the actions of any of Team's creditors, including any nonaccrued creditors and the holder(s) of any Secured Encumbrance(s), as well as any of Team's current or former shareholders, or other of Team's commitments, or any of Team's litigating adverse parties, or any other party(ies) that may have current or pending (whether known or unknown) claims and/or demand on the assets or resources of Team. Accordingly, Team and MMG acknowledge herein that any such other third party(ies) with sufficient legal standing to do so may adversely effect or maintain the current litigation of both Team and MMG to keep Team from being placed under the protection of bankruptcy

21. Also, notwithstanding the foregoing MMG survives the exclusive right to continually re-evaluate the ongoing economic, health and financial viability of Team as a going concern in order to protect the record of Team and to deal "highly and equitably with each of Team's consultants" and therefore MMG also reserves the right in its sole absolute discretion to subsequently have Team avail itself of a filing in bankruptcy.

22. Team agrees herein to provide to MMG not later than 5:00 PM Monday, September 10, 2001 copies of all of the Team corporate by-laws, articles of incorporation, and other similar corporate records of Team (the "Team Corporate Records"). Such Team Corporate Records shall include, but not limited to, the minutes of all Team Board of Directors meetings held from January 1, 2001 to the present as well as a detailed written summary report of the minutes of the Team Board of Directors Special Meeting held on Saturday, September 8, 2001. These corporate minutes, including the summary of aforementioned September 8, 2001 meeting, shall be signed by the person acting as the Corporate Secretary of Team at the time each such meeting was held and each such person so acting shall be made available to MMG or its legal counsel.

23. The parties agrees that all documents relating to the transaction between MMG and Team, including the 3 Original Agreements, can be executed and delivered in counterparts, including individual members of Team's Board of Directors.

         Agreed, accepted and effective the 10th day of September 2001.


         Murchison Media Group                  Team Communications Group, Inc.
         a Nevada corporation                   a California corporation


         /s/ DENNIS MURCHISON                    /s/ MICHAEL J. SOLOMON
         --------------------------              ------------------------------
         Dennis Murchison                        Michael J. Solomon
         Chairman of the Board                   Chairman of the Board and
                                                 Chief Executive Officer



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